EXHIBIT 2.2

{*} = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BY AND AMONG

AVIGEN, INC.,

BAXTER HEALTHCARE CORPORATION,

BAXTER INTERNATIONAL INC.,

AND

BAXTER HEALTHCARE S.A.

DECEMBER 17, 2008

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of December, 2008 (the “Effective Date”), by and among Avigen, Inc., a Delaware corporation (“Seller”), and Baxter Healthcare Corporation, a Delaware corporation (“BHC”), Baxter International Inc., a Delaware corporation (“BII”), and Baxter Healthcare S.A., a Swiss Corporation (“BHSA”). BHC, BII and BHSA are individually and collectively referred to herein as “Buyer”.

RECITALS

     A. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the assets of Seller’s current program for the treatment of bleeding disorders, including, but not limited to, all assets related to the use of non-anticoagulant sulfated polysaccharides (“NASPs”) that are within the scope of Seller’s current Patent portfolio on NASPs to treat bleeding disorders and thrombotic disorders, particularly AV513 to treat these disorders and all Patents with respect to AV513 to treat these disorders (collectively, the “Business”). For the avoidance of doubt, the ‘Business’ excludes (i) the {*} and (ii) subject to terms and conditions of Section 6.2 and any remedies related thereto, any assets acquired or created by Seller after the Effective Date or owned independently as of the Effective Date by any entity with which Seller may merge in future.

     B. Capitalized terms used in this Agreement shall have the meaning set forth in the Table of Definitions attached hereto as Schedule 1.0 or where parenthetically defined in this Agreement; derivative forms shall be interpreted accordingly; and the words “includes,” “including,” and all other forms of the verb “to include” shall be deemed followed by the phrase “without limitation” regardless of whether it is written there (and drawing no implication from the inconsistent inclusion or non-inclusion of such phrase).

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
ASSETS AND LIABILITIES

     1.1. Acquired Assets. Subject to the terms and the conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, receive, and accept from Seller all right, title, and interest in and to all of the assets, properties, and rights of every kind, character and description set forth in Schedule 1.1 hereto, whether tangible, intangible, personal or mixed, wherever located, and whether such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s (or its Affiliates’) books or financial statements (collectively referred to hereinafter as the “Acquired Assets”). The Acquired Assets, however, explicitly exclude the Excluded Assets as defined in Section 1.2 of this Agreement.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.2. Excluded Assets. Notwithstanding anything contained in Section 1.1, Buyer is not purchasing any assets or properties expressly set forth on Schedule 1.2 (such assets being referred to as the “Excluded Assets” and such Schedule 1.2 being referred to herein as the “Excluded Assets Schedule”).

     1.3. Liabilities of the Business.

     (a) Excluded Liabilities. SELLER ACKNOWLEDGES AND AGREES THAT SUBJECT TO SECTION 1.3(b) BELOW, BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR {*} AND SELLER SHALL BE SOLELY LIABLE FOR {*} (collectively, but subject to the clarification provided in Section 1.3(b), {*}” (as each term is defined in Section 1.3(b)). FOR THE AVOIDANCE OF DOUBT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR {*}, WHENEVER ARISING AND OF WHATEVER TYPE OR NATURE, EXCEPT FOR {*} (as each term is defined in Section 1.3(b)).

     (b) Assumed Liabilities. Buyer shall be solely responsible for: (i){*} in relation to the Assigned Contracts, except to the extent {*} arise out of the failure by Seller or any Affiliate of Seller to perform any such Assigned Contract in accordance with its terms prior to the Closing and (ii) all other {*} in each case after the Closing (including {*} with respect to products sold on or after the Closing Date claimed or covered by the Transferred Intellectual Property (“Products Liability”) and {*} performed by or on behalf of Buyer (or any Affiliate of Buyer, or successor to the Acquired Assets) on or after the Closing Date with respect to products claimed or covered by the Transferred Intellectual Property {*} (collectively, all of the foregoing in this sentence, the “Assumed Liabilities”). For purposes of this Section 1.3(b) and anywhere else in this Agreement where it refers to {*} regardless of whether the entity bringing the Third Party Claim from which the Losses result alleges {*}; provided, however, that {*}. Notwithstanding anything to the contrary express or implied in any Acquisition Agreement, at law or in equity, the Losses described in the foregoing sentence (except to the extent covered by the proviso of the foregoing sentence) are “Assumed Liabilities,” and are not “Excluded Liabilities.”

     1.4. Instruments of Transfer. The sale of the Acquired Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at Closing by the Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A, assignments in recordable (as applicable) form with respect to the Transferred Intellectual Property included in the Acquired Assets in the form(s) set forth in Exhibit B.

     1.5. Payment of Sales Taxes. {*}. The parties will prepare and deliver and, if necessary, file at or before Closing all transfer tax returns and other filings necessary to vest in Buyer full right, title and interest in the Acquired Assets.

     1.6. {*}

     1.7. Non-Assignment of Certain Contracts. Seller shall use good faith reasonable efforts to obtain the written consent of each counterparty to each Assigned Contract that has not been obtained as of the Closing Date (each a “Lacking Third Party Consent”) to the assignment of such Assigned Contract; provided, however, that Seller shall not agree to any amendment or waiver of any of the relevant rights or obligations of any party under any of the relevant Contracts without the prior written approval of Buyer. {*} Notwithstanding anything contained in this Agreement to the contrary, the failure of Seller {*}. Notwithstanding anything to the contrary in this Agreement, to the extent the assignment of {*} to Buyer would require the consent of any Third Party (each, a “Consent”) that has not been obtained by Seller prior to the Closing Date, neither this Agreement, nor any action taken under any of the foregoing shall constitute an assignment or agreement to assign such contract if this would constitute a breach of the relevant Assigned Contract. If any such Consent shall not be obtained or if any attempted assignment or transfer would be ineffective or would impair Buyer’s rights under or in respect of any such Contract so that Buyer would not, in effect, acquire the benefit of any such Contract, Seller shall reasonably cooperate with Buyer to extend to Buyer the benefits of such Contract in a contractually permissible way.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE II
PURCHASE PRICE

     2.1. Purchase Price. The purchase price to be paid by Buyer to Seller for the Acquired Assets and the other rights set forth herein shall be Seven Million Dollars ($7,000,000.00) (the “Purchase Price”); provided, however, that Seller acknowledges that in connection with the execution of the Letter of Intent and performance by Seller of Seller’s obligations thereunder, Buyer has previously paid to Seller and Seller hereby acknowledges receipt of an amount equal to {*} that was to be credited against the Purchase Price if the Closing occurs, and Seller further acknowledges and agrees that the amount that is due and payable by Buyer to Seller in immediately available funds via wire transfer on the Closing Date shall be {*}.

     2.2. Allocation of Purchase Price. Buyer and Seller acknowledge and agree that the Purchase Price shall be allocated to the Acquired Assets in accordance with Schedule 2.2 hereto. Buyer and Seller agree to report the transactions contemplated by this Agreement for federal and state income tax purposes in accordance with such allocation. The parties shall execute all forms required to be filed for tax purposes with any taxing authority in a manner consistent with the allocation on Schedule 2.2 hereto.

     2.3. Negotiated Value. The parties agree that the Purchase Price and the Purchase Price allocation set forth on Schedule 2.2 reflect the fair value of the Business and the fair values of the Acquired Assets, respectively, agreed to by the parties hereto as a result of arms’ length negotiations.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE III
CLOSING

     The closing of the sale and purchase of the Acquired Assets (the “Closing”) shall take place on the Effective Date (the “Closing Date”) at the offices of Seller, or by facsimile transmission and United States or overnight mail. The Closing shall be deemed to have occurred at 12:01 a.m. local time at Seller’s offices on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     4.1. Organization, Good Standing, and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the provisions of the Laws of the State of Delaware, and is qualified and licensed to do business in every other jurisdiction in which it conducts the Business or the nature of the operations of the Business requires qualification as a foreign corporation. Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller has all power and authority to enter into all of the Acquisition Agreements to which Seller is a party and to carry out and perform its obligations under the Acquisition Agreements.

     4.2. Authorization; Binding Obligation. Seller has full legal and corporate right, power, and authority to execute and deliver the Acquisition Agreements to which Seller is a party, and to carry out the transactions contemplated thereby. The execution and delivery by Seller of the Acquisition Agreements and all of the documents and instruments required thereby and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Seller. The Acquisition Agreements to which Seller is a party and each of the other documents and instruments required thereby or delivered in connection therewith have been duly executed and delivered by Seller, and constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     4.3. Consents and Approvals.

     (a) Governmental Consents and Approvals. Except as set forth on Schedule 4.3, no registration or filing with, or consent or approval of, or other action by, any federal, state or other Governmental Authority is or will be necessary for the valid execution, delivery and performance of this Agreement by Seller, or the transfer of the Acquired Assets to Buyer (each, a “Governmental Approval” and, collectively, the “Governmental Approvals”).

     (b) Third Party Consents. Except as set forth in Schedule 4.3 {*} no consent, approval or authorization of any non-governmental third party is required in order to consummate the transactions or perform the related covenants and agreements contemplated hereby or to vest full right, title and interest in the Acquired Assets free and clear of any Lien upon Buyer, all without any change in the Acquired Assets and all rights therein after the Closing (each, a “Third Party Consent” and, collectively, the “Third Party Consents” (to be clear, the Third Party Consents exclude {*}.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.4. No Violation. The execution, delivery, compliance with, and performance by Seller of the Acquisition Agreements do not and will not: (a) violate or contravene the organizational documents and agreements, as amended to date, of Seller, (b) violate or contravene any Law to which Seller is subject, (c) conflict with or result in a breach of or constitute a default by Seller under any contract, agreement, instrument or other document to which Seller is a party or by which Seller or any of its assets or properties are bound or subject or to which any entity in which Seller has an interest, is a party, or by which any such entity is bound, or (d) result in the creation of any Lien upon any of the Acquired Assets or the Business, in the cases of (c) and (d), to Seller’s Knowledge.

     4.5. Licenses and Permits. Schedule 4.5 attached hereto contains a true, correct and complete list and summary description of all Licenses which have been issued to Seller with respect to any product candidate included in the Business (including the Product) including, without limitation, all Regulatory Approvals, Product Registrations and INDs on a country-by-country basis (collectively, the “Seller Licenses”). Except as set forth on Schedule 4.5, each Seller License is valid and in full force and effect as of the date hereof, no Seller License is subject to any Lien, limitation, restriction, probation, or other qualification – other than, in the case of INDs, to the limitations set forth therein – and there is no default under any Seller License. There is no investigation or proceeding, threatened or to Seller’s Knowledge pending, that could result in the termination, revocation, limitation, suspension, restriction, or impairment of any Seller License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Seller License or, to the best of Seller’s Knowledge, any basis therefor. Seller and its Affiliates have, and have had at all relevant times, all Licenses that are or were necessary in order to enable Seller and its Affiliates to own the Acquired Assets and conduct the Business except to the extent the failure to do so would not have a Seller Material Adverse Effect.

     4.6. Acquired Assets. Seller is the sole and exclusive legal and equitable owner of all right, title, and interest in, and has good, clear and marketable title to, all of the Acquired Assets free of all Liens (other than Liens for Taxes that are not yet due and payable). Except for the Excluded Assets, the Acquired Assets include all assets, properties, and rights of Seller primarily used in or primarily held for the benefit of the Business that are necessary or desirable in order for Buyer to continue the Business following Closing as historically and currently conducted. Seller will convey to Buyer on the Closing Date all of the Acquired Assets free and clear of any Liens.

     4.7. Legal Proceedings.

     (a) There is no action, suit, litigation, proceeding or investigation to Seller’s Knowledge pending by or against Seller relating to the Business, and Seller has not received any written or oral: claim, complaint, incident, report, threat or notice of any such proceeding or investigation. Seller has not received any opinion or memorandum or advice from outside legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or claim relating to the Acquired Assets or to the business, prospects, financial condition, operations, property or affairs of the Business. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, Governmental Authority or arbitration tribunal against or directly involving the Business or the Acquired Assets, and to Seller’s Knowledge there are no facts or circumstances which may result in the institution of any action, suit, or claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Business, the Acquired Assets or the transactions contemplated by the Acquisition Agreements. Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or any federal, foreign, state, municipal or other Governmental Authority relating to the Business or the Acquired Assets.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (b) With respect to the Product, to Seller’s Knowledge, Schedule 4.7(b) sets forth a list of all recalls, all serious adverse events (together with a description thereof and the date received), all warning letters or their foreign equivalents and all notices of adverse findings or other correspondence suggesting a violation of the Laws of the United States Food and Drug Administrations (the “FDA”) or any other or similar Governmental Authority. Seller has, prior to the Effective Date, made available to Buyer all of Seller’s files relating to all Medical and Regulatory Information possessed by Seller relating to the Product. Except as set forth on Schedule 4.7(b), Seller has no Knowledge of any other claims, complaints, regulatory letters, warning letters, serious adverse events, product failures, recalls or regulatory actions with respect to the use, manufacture, advertising, promotion, sale or distribution of the Product, pending or threatened.

     4.8. Compliance with Laws. With respect to the Acquired Assets and the Business, (a) to Seller’s Knowledge, Seller has not violated and is in compliance with all applicable Laws; and (b) Seller has not received any written notice to the effect that, or to its Knowledge otherwise been advised that, it is not in compliance with any Laws. To Seller’s Knowledge there are no existing circumstances which are likely to result in a violation of any Laws by the conduct of the Business in the manner conducted by Seller prior to the Closing. There is no action or proceeding by the FDA or any other Governmental Authority pending, or to the Knowledge of Seller, threatened against Seller relating to the safety or efficacy of Product.

     4.9. No Brokers. Neither Seller nor any Affiliate of Seller has employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement. Seller and its Affiliates agree to indemnify and hold harmless Buyer for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Seller or an Affiliate of Seller in connection with the purchase and sale of the Acquired Assets or the Business.

     4.10. Taxes. There are no Liens for Taxes on any of the Acquired Assets to Seller’s Knowledge (other than Liens for Taxes that are not yet due and payable), no reasonable basis exists for the imposition of any such Liens, and to Seller’s Knowledge the consummation of the transactions contemplated by this Agreement will not give rise to any such Liens for Taxes on any Acquired Assets. Notwithstanding anything to the contrary, Buyer shall have no liability for any Taxes related to the ownership or operation of the Acquired Assets or the Business for the periods prior to the Closing Date. For Taxes (other than income, sales or use Taxes) related to the ownership or operation of the Acquired Assets or the Business for a period that includes (but does not end on) the Closing Date, the Buyer’s liability will be limited to its pro rata share of such Taxes, determined by multiplying the amount of such Taxes by a fraction, the denominator equal to the number of days in the applicable period and the numerator equal to the number of days from (but not including) the Closing Date to the end of such period. For income, sales or use Taxes related to the ownership or operation of the Acquired Assets or the Business for a period that includes (but does not end on) the Closing Date, liability will be allocated between Seller and Buyer as if the relevant Tax period ended as of the Closing.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.11. Contracts.

     (a) Schedule 4.11 hereto contains a complete and correct list of all Contracts, including a complete description of any legally binding oral Contracts. Each Contract is separately designated on Schedule 4.11 as either a Contract that Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Contract”) or as a Contract that shall be retained or terminated by Seller, in its discretion and at its own expense (each, a “Retained Contract”).

     (b) Seller is not in material default under the terms of {*}. No event has occurred that would constitute a material default by Seller under {*}, nor has Seller received any notice of any default under {*}. To Seller’s Knowledge, the counterparties to {*} are not in default under the terms thereof, nor to Seller’s Knowledge has any event occurred that would constitute a material default by any such counterparty under {*}, nor has Seller received any written notice of any such counterparty’s default under {*}.

     (c) {*} are valid and binding in accordance with their respective terms and are in full force and effect, except for Contracts (i) that have been terminated or (ii) that have expired according to their terms, each as indicated in Schedule 4.11. Seller has not received any notice from any other party to {*} of the termination or threatened termination thereof, nor any claim, dispute or controversy thereon, and has no Knowledge of the occurrence of any event which would allow any other party to terminate {*}. Seller has not received written notice of any asserted claim of default, breach or violation of, {*} by Seller and to Seller’s Knowledge there is no basis therefor.

     (d) Consummation of the transactions contemplated by this Agreement will not constitute a default under {*} nor will it trigger any other provision in {*} that would result in a change in such {*}, including without limitation the requirement for a transfer fee, new deposit or termination of such {*}.

     4.12. Financing Statements. With respect to the Acquired Assets and the Business and except as set forth on Schedule 4.12, to Seller’s Knowledge there are no financing statements under the Uniform Commercial Code which name Seller or any of its Affiliates as debtor or lessee filed in any state. Except as set forth on Schedule 4.12, neither Seller nor any of its Affiliates has signed any financing statement or any security agreement under which a secured party thereunder may file any such financing statement with respect to the Acquired Assets or the Business.

     4.13. Intellectual Property. Schedule 4.13 sets forth a list of all Intellectual Property owned or controlled by Seller or its Affiliates that any of them uses primarily in or that relates primarily to the Business, other than unregistered copyrights and Know-How (collectively, the “Transferred Intellectual Property”). All Seller or Seller Affiliate owned Patents and Trademarks listed in Schedule 4.13 as issued or registered are in full force and effect. All patent applications listed in Schedule 4.13 as pending have been prosecuted in good faith as required by Law and to Seller’s Knowledge are in good standing. Seller owns, or possesses adequate licenses or other rights to use (and to transfer such rights to use), all the Transferred Intellectual Property and Transferred Know-How, none of which rights will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer immediately after Closing without the consent or agreement of any other party. None of the Transferred Intellectual Property is to Seller’s Knowledge involved in any interference or opposition proceeding. There has been no written notice received by Seller or to Seller’s Knowledge any other indication that any such proceeding will hereafter be commenced with respect to the Transferred Intellectual Property. Neither Seller nor its Affiliates has granted any person or entity any right to use any of the Transferred Intellectual Property or Transferred Know-How for NASPs within the Field, but excluding academic institutions’ rights to use any of the Transferred Intellectual Property or Transferred Know-How for non-commercial research or academic purposes pursuant to the Contracts listed in Schedule 4.11.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      4.14. Disclosure. To Seller’s Knowledge Seller has not made any untrue statement of a material fact and has not omitted to state a material fact necessary in order to make the statements contained in this Agreement not misleading in light of the circumstances under which they were made or necessary to provide a prospective purchaser of the Acquired Assets or the Business with all information material thereto. There is no fact within the Knowledge of Seller that has not been disclosed herein to Buyer and which would have a Seller Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

      Each of the corporate entities that together constitute the Buyer represents and warrants to Seller as follows:

      5.1. Organization, Good Standing, and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, to enter into all of the Acquisition Agreements to which it is party and to carry out and perform its obligations under the Acquisition Agreements to which Buyer is a party.

      5.2. Authorization; Binding Agreement. Buyer has the full legal and corporate right, power and authority to execute and deliver the Acquisition Agreements to which it is party, and to carry out the transactions contemplated by the Acquisition Agreements to which it is a party. The execution and delivery by Buyer of the Acquisition Agreements to which Buyer is a party and all of the documents and instruments required thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The Acquisition Agreements to which Buyer is a party and each of the other documents and instruments required hereby have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

      5.3. Legal Proceedings. There are no actions, suits, litigation or proceedings pending or threatened against Buyer which could materially adversely affect Buyer’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      5.4. No Brokers. Buyer has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify Seller for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Buyer in connection with this sale.

      5.5. No Violation. The execution, delivery, compliance with and performance by Buyer of the Acquisition Agreements to which Buyer is a party and each of the other documents and instruments delivered in connection therewith do not and will not: (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Buyer, (b) violate or contravene any Law to which Buyer is subject, or (c) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound or to which Buyer or any of its assets or properties are subject.

ARTICLE VI
COVENANTS
CONFIDENTIALITY; NON-COMPETITION

      6.1. Confidentiality.

      (a) The parties agree that: (i) all information not disclosed to the public by Seller regarding the Business, which information regarding the Business is compiled by, obtained by or furnished to Buyer or any of its agents or employees in the course of its due diligence review of the Business is acknowledged to be confidential information, trade secrets and/or the exclusive property of Seller until the Closing Date, and of Buyer thereafter, (ii) all information not disclosed to the public by Buyer regarding Buyer’s business or operations is acknowledged to be confidential information, trade secrets and the exclusive property of Buyer; and (iii) all information not disclosed to the public by Seller regarding Seller’s business or operations other than the Business is acknowledged to be confidential information, trade secrets and the exclusive property of Seller (all of the foregoing being hereinafter referred to collectively as “Confidential Information” with the Confidential Information described in subparagraphs (i) and (ii) after the Closing being the Confidential Information of Buyer, and the Confidential Information described in subparagraph (iii) being the Confidential Information of Seller).

      (b) Each of the parties hereto agrees not to divulge, directly or indirectly, any Confidential Information of the other party in any manner contrary to the interests of such party. Each of the parties acknowledges that the breach or threatened breach of the provisions of this Section may cause irreparable injury to the other party that could not be adequately compensated by money damages. Accordingly, a party may obtain a restraining order and/or injunction prohibiting a breach or threatened breach of the provisions of this Section 6.1, in addition to any other legal or equitable remedies that may be available. If requested by any Governmental Authority or required pursuant to any Law to disclose any Confidential Information of another party, the party so requested or required shall promptly give notice thereof to the other party so that such other party may, at its own cost and expense, seek an appropriate protective order, if available. If a protective order or waiver is granted, the party subject to such legal process may disclose the Confidential Information to the extent required by such Governmental Authority or Law or as may be permitted by a waiver by the other party. If no protective order is obtained or available to apply for, then the party shall be entitled to make the legally required disclosure. Notwithstanding any part of the foregoing, Buyer and Seller shall each be permitted to disclose Confidential Information, including without limitation a copy of this Agreement, the Assignment and Assumption and Bill of Sale, and any other Acquisition Agreements for the purpose of complying with government or securities exchange filing requirements and for the purpose of issuing a press release about the transactions contemplated by this Agreement following the Closing Date.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (c) The term “Confidential Information” shall include the terms of the Acquisition Agreements (excluding those that are intended for recordation to the public record), which shall be considered the Confidential Information of both Parties (apart from such recordation documents). The term “Confidential Information” does not include information that: (i) at the time of disclosure or later becomes generally known to the public or within the industry or segment of the industry to which such information relates without violation by a party of any of its obligations hereunder and not through any action by any of its directors, officers, employees and agents which, if committed by such party, would have constituted a violation by it of any of its obligations hereunder; (ii) at the time of disclosure to the other party was already known by such other party; or (iii) after the time of the disclosure to the other party, is received by such party from a third party which, to such party’s best knowledge, is under no confidentiality obligation with respect thereto.

     (d) Notwithstanding the foregoing in this Section 6.1, each party shall be entitled to disclose the terms of this Agreement, to the extent at the time not already publicly disclosed as required by applicable law pursuant to Section 6.1(b) above, to its legal and financial advisors, and to actual and potential investors, acquirors or licensees conducting due diligence.

     6.2. Non-Competition.

     (a) As a material inducement to Buyer to enter into this Agreement, in consideration of the compensation payable hereunder, and for such other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, as well as in recognition of the fact that the value of the Business, including the goodwill, would be diminished substantially if Seller or any Affiliate of Seller were to engage in certain business or activities in competition with Buyer, Seller covenants and agrees that, except as required in the performance of the duties set forth in this Agreement or another written agreement with Buyer, neither Seller nor any of its Affiliates will, during the Period, directly or indirectly, become a Competitor anywhere within the Territory; provided, however, that an investment, whether direct or indirect, by Seller of {*} in an entity that is a Competitor shall not be considered a violation of this provision.

     (b) The parties specifically acknowledge and agree that the remedy at law for any breach of this Section 6.2 may be inadequate and that Buyer, in addition to any other relief available to them, may be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. If any restriction contained in this Section 6.2 is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Seller agrees that such provisions shall be and are hereby reformed to the maximum time, geographic area, or business limitation permitted by applicable Laws. The parties further agree that the remaining restrictions contained in this Section 6.2 shall be severable and shall remain in effect and shall be enforceable independently of each other.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (c) Seller specifically acknowledges that the covenants set forth in this Section are reasonable and necessary to protect the legitimate interests of Buyer, and Buyer would not have entered into this Agreement in the absence of such covenants.

     6.3. Technology Transfer.

     (a) Seller shall reasonably cooperate with and shall make its personnel available at all reasonable times to ensure the prompt and complete transfer to Buyer of all Transferred Know-How, up to a maximum combined resource commitment of {*} until a maximum of {*} from Closing Date (the “Tech Transfer Period”). In connection with the foregoing, Seller shall, at its sole cost and expense (except for the payment required pursuant to Section 6.3(b)) during the Tech Transfer Period: (i) {*}, (ii) make introductions to, arrange for site visits with and, as appropriate, audits of any of Seller’s vendors and/or suppliers vending to and supplying the Business, and (iii) undertake such other activities as are necessary to effect the transfer of the Transferred Know-How (collectively, the activities referred to in the first two (2) sentences of this Section 6.3(a) are hereinafter referred to as the “Tech Transfer Process”). Buyer acknowledges that Seller has publicly announced a lay-off, and that Seller has informed Buyer that the layoff includes scientific personnel familiar with the Acquired Assets, who will not be employed by Seller beyond January 2009. While Seller will {*} assist Seller in the completion of any remaining technology transfer {*} and only during an additional {*}, the parties intend that barring unforeseen circumstances the technology transfer should be completed within Tech Transfer Period.

     During the Tech Transfer Period, Buyer shall compile a reasonably detailed written list (the “Transferred Know-How List”) of the Know-How that falls within the definition of ‘Transferred Know-How Category’ and is either (a) reflected in the documentation Seller is required to provide to Buyer under this Agreement (or has been provided to Buyer as part of the due diligence process prior to the Closing Date) or (b) provided to Buyer through the Tech Transfer Process. Buyer shall provide such Transferred Know-How List to Seller {*}. {*}. The Transferred Know-How List shall not be deemed final until agreed to in writing by Buyer and Seller.

     (b) In connection with the foregoing, Buyer shall pay to Seller an amount equal to {*} of which {*} shall be paid at the Closing and {*} shall be paid on the earlier of: (i) the {*} anniversary of the Closing or (ii) the date that Buyer provides written notice to Seller that it no longer requires the technology transfer services of Seller as set forth in Section 6.3(a).

ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE AND TO SELLER’S
PERFORMANCE

     7.1. Conditions to Buyer’s Obligations. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, all or any of which may be waived in writing by Buyer:

     (a) Seller shall have delivered to Buyer all documents required to be delivered by Seller, and all such documents shall have been properly executed by Seller, if applicable. Such documents (forms of which have been attached hereto) shall include, without limitation, assignments in recordable form necessary or desirable to convey the Transferred Intellectual Property included in the Acquired Assets and such other documents and instruments, each in a form reasonably satisfactory to Buyer, as may be reasonably requested by Buyer in order to carry out the transaction contemplated by this Agreement and to vest good and marketable title in the Acquired Assets in Buyer, free and clear of all Liens.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (b) Seller shall have executed and delivered to Buyer the Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A (“Assignment and Assumption and Bill of Sale”), dated and effective as of the Closing Date.

     (c) Buyer shall have received all Third Party Consents in form and substance satisfactory to Buyer, effective as of the Closing Date.

     (d) Buyer shall have received all approvals, consents and clearances from Governmental Authorities and others in connection with the transactions contemplated by this Agreement deemed necessary by Buyer, including receipt by Buyer of all licenses, permits, consents and approvals for Buyer to own and operate the Business after the Closing Date.

     7.2. Conditions to Seller’s Obligations. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions, on or prior to the Closing Date, all or any of which may be waived in writing by Seller:

     (a) Buyer shall have delivered to Seller all documents required to be delivered by Buyer, and all such documents shall have been properly executed by Buyer, if applicable.

     (b) Buyer shall have executed and delivered to Seller the Assignment and Assumption and Bill of Sale.

     (c) Buyer shall have made payment as required by Section 2.1.

     7.3. No Injunction or Action. The obligations of both Buyer and Seller under this Agreement are conditioned upon there being, as of the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority concerning this Agreement which would make illegal or otherwise prevent consummation of this Agreement in accordance with its terms, and no proceeding or action brought by any Governmental Authority seeking the foregoing shall be pending.

     7.4. Termination for Failure to Close. Seller shall be entitled to terminate this Agreement {*} upon written notice to Buyer if Buyer fails to satisfy the condition set forth in Section 7.2(c) within {*} after the Effective Date.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1. Survival of Representations and Warranties.

     (a) All Buyer and Seller representations and warranties contained in Articles IV and V of this Agreement or any other agreement, schedule, certificate, instrument or other writing delivered by Buyer or Seller in connection with the transactions contemplated by this Agreement shall survive for {*} after the Closing Date (the “Survival Period”). If a party hereto determines that there has been a breach by any other party hereto of any such representation or warranty and notifies the breaching party in writing (such notice an “Indemnity Notice”) reasonably promptly after learning of such breach but in any case within {*} following the expiration of the Survival Period, such representation or warranty and liability therefor shall survive with respect to the breach specified in the Indemnity Notice until such breach has been resolved. If no Indemnity Notice for a particular breach is received by the Indemnifying Party (as hereinafter defined) {*} following the expiration of the Survival Period, then no remedy shall be available to the Indemnified Party (as hereinafter defined) for such breach of representation and warranty. Notwithstanding the foregoing, the representations and warranties of Section 4.10 (Taxes) shall survive until the expiration of the applicable statute of limitations of the underlying Tax liability.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (b) The indemnification provided for in this Article 8 shall be the exclusive remedy for breach of each party’s representations and warranties (but not with respect to the covenants contained in Article VI). Further, the parties agree that: (a) Seller’s total liability under the Acquisition Agreements (including pursuant to Section 8.2 of this Agreement) shall be limited to {*}, and (b) Buyer’s total liability for breach of a representation and warranty in any Acquisition Agreement (including pursuant to Section 8.3 of this agreement) shall be limited to {*}, provided that nothing contained in this Agreement shall preclude the assertion within {*} following the expiration of the Survival Period by Buyer or any of its Affiliates of any cause of action that may exist, not based upon breach of contract, for fraud. {*}.

     8.2. Indemnification by Seller. Subject to the provisions of Section 8.4 below, Seller agrees unconditionally to indemnify, defend, and hold Buyer and its Affiliates, and its and their officers, directors and employees, harmless from and against any and all of the following:

     (a) Any and all Losses (but, to avoid doubt, subject to Section 8.1) of every kind, nature or description which arise out of or result from or occur as a consequence of: (i) any false, incorrect or misleading representation or warranty or breach thereof made by or on behalf of Seller in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements; or (ii) any failure by Seller to perform, comply with, or observe any one or more of their covenants, agreements, or obligations contained in any of the Acquisition Agreements other than the Agreement, but excluding in all cases all Assumed Liabilities.

     (b) Any and all Losses other than Assumed Liabilities which may at any time or from time to time arise out of or result from or occur as a consequence of any Third Party Claims which arise out of or result from or are a consequence of: (i) Seller’s ownership and use of the Acquired Assets, or the conduct of the Business and the production, provision, or sale by Seller or its Affiliates of the Product, in each case at any time prior to the Closing Date; (ii) any Excluded Liability; (iii) any failure by Seller to comply with the provisions of this Agreement (except to the extent covered by Section 8.2(a)(i)); and (iv) the failure by Seller to discharge any obligations of Seller which were incurred by Seller or its Affiliates or the Business during the period prior to the Closing Date (except for the Assumed Liabilities), including without limitation the following: (A) any audit or investigation or civil, administrative, or criminal proceedings arising as a result of the operation of the Business prior to the Closing Date whether or not Seller or its Affiliates had knowledge thereof as of the Closing Date, (B) any assessments, adjustments or offsets made against Buyer as a result of such an audit or investigation or in connection with the recovery by any Governmental Authority with respect to Seller’s ownership and use of the Acquired Assets or conduct of the Business prior to the Closing Date, or (C) Seller’s failure to obtain any Third Party Consent that it is required to obtain pursuant to the terms of this Agreement, which is not actually waived in writing by Buyer (to avoid doubt, Third Party Consents exclude consents under {*} and

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Without limiting the generality of the foregoing provisions of this Section 8.2 with respect to the measurement of damages, Buyer shall have the right, subject to Section 8.1, to be put in the same financial position as it would have been in had the representations and warranties of Seller been true and correct, had each of the covenants of Seller been performed in full, and had Seller paid, discharged, and performed all of its liabilities and obligations. Further, to avoid doubt, nothing in this Section 8.2 is intended to alter in any way, nor shall it be used to interpret, the definitions of Assumed Liability and Excluded Liability.

      8.3. Indemnification by Buyer. Subject to the provisions of Section 8.4 below, Buyer agrees unconditionally to indemnify, defend and hold Seller and its Affiliates, and its and their officers, directors and employees, harmless from and against any and all of the following:

      (a) Any and all Losses (but, to avoid doubt, subject to Section 8.1) of every kind, nature or description which arise out of or result from or occur as a consequence of: (i) any false, incorrect or misleading representation or warranty or breach thereof made by or on behalf of Buyer in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements, but excluding all Excluded Liabilities; (ii) any failure by Buyer to perform, comply with, or observe any one or more of its covenants, agreements, or obligations contained in any of the Acquisition Agreements, but excluding all Excluded Liabilities; or (iii) any counterclaim against Seller resulting from the enforcement or attempted enforcement by Buyer of any of the rights included within the scope of the Patents included in the Transferred Intellectual Property.

      (b) Any and all Losses which may at any time or from time to time arise out of or result from or occur as a consequence of any Third Party Claims which arise out of or result from or are a consequence of: (i) Buyer’s ownership and use of the Acquired Assets, or the conduct of the Business at any time on or after the Closing Date; (ii) any Assumed Liability; (iii) any failure by Buyer to comply with the provisions of this Agreement; and (iv) the failure by Buyer to discharge any obligations of Buyer which were incurred by Buyer on or after the Closing Date (except for the Excluded Liabilities), including without limitation the following: (A) any audit or investigation or civil, administrative or criminal proceedings arising as a result of Buyer’s conduct of the Business on or after the Closing Date, and (B) any assessments, adjustments or offsets made against Seller as a result of such an audit or investigation or in connection with the recovery by any Governmental Authority or administrative agency with respect to Buyer’s conduct of the Business on or after the Closing Date.

Without limiting the generality of the foregoing provisions of this Section 8.2 with respect to the measurement of damages, Seller shall have the right, subject to Section 8.1, to be put in the same financial position as it would have been in had the representations and warranties of Buyer been true and correct, had each of the covenants of Buyer been performed in full, and had Buyer paid, discharged, and performed all of its liabilities and obligations. Further, to avoid doubt, nothing in this Section 8.3 is intended to alter in any way, nor shall it be used to interpret, the definitions of Assumed Liability and Excluded Liability.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      8.4. Indemnification Process. Any party seeking indemnification under this Article VIII (each, an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnifying Party under this Article VIII with respect to Losses arising from any Third Party Claims which are subject to the indemnification provided for in this Article VIII shall be governed by and contingent upon the following additional terms and conditions:

      (a) If any Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.

      (b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, further, however, that if it would be detrimental to the defense of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnified Party.

      (c) In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnifying Party declines to take such defense and the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials, and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

      (d) If the Indemnifying Party shall have failed to assume the defense of any claim in accordance with the provisions of this Article, then the Indemnified Party shall have the absolute right to control the defense of such claim and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and paid by the Indemnifying Party to the Indemnified Party within five (5) business days of written demand therefor, but the Indemnifying Party shall be entitled, at its own expense, to participate in (but not control) such defense.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (e) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably withheld, conditioned or delayed and not to be withheld at all if the Indemnified Party is completely released from all claims and not required to make any admission of fault or wrongdoing or take any action pursuant to the terms of the settlement), and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

ARTICLE IX
MISCELLANEOUS

     9.1. Expenses. Each of the parties hereto shall pay its own fees, costs, and expenses incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     9.2. Entire Subject Matter; Amendment. This Agreement, together with its Schedules and Exhibits and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, either oral or written. The Agreement may not be amended and no term or condition may be waived unless signed by both parties to this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     9.3. Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other party; provided, however, that Buyer shall be permitted, without the consent of Seller, to assign or otherwise transfer this Agreement or any of its rights hereunder: (a) upon the purchase or sale of all or substantially all of the assets or stock of Buyer or the transfer (by operation of law or otherwise) of the ownership or control of Buyer, to the purchaser of such assets or stock or the transferee of such interests; (b) upon the purchase, transfer or sale of all or substantially all of the Acquired Assets or the Business to the purchaser or transferee of such Acquired Assets, business or operations; or (c) to any Affiliate of Buyer. Seller shall be permitted, without the consent of Buyer, to assign or otherwise transfer this Agreement or any of its rights hereunder: (y) upon the purchase or sale of all or substantially all of the assets or stock of Seller; or (z) to any Affiliate of Seller. Subject to the foregoing, this Agreement and the rights and obligations set forth herein, including, without limitation, the obligations of Seller set forth in Section 6.2, shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs, and assigns.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      9.4. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together shall constitute one and the same agreement. One or more counterparts may be executed by facsimile or other electronic means with the intent that execution by such means shall have the same effect as execution of an original hereof.

      9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed in that State without regard to principles of conflicts of laws.

      9.6. Schedules and Exhibits. The Schedules and Exhibits attached hereto are an integral part of this Agreement. All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Asset Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

      9.7. Severability. Subject to the last two sentences of Section 6.2(b), any provision hereof which is held to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible without in any manner invalidating the remaining provisions hereof.

      9.8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed properly given {*} after being sent by registered or certified mail, postage prepaid, to the parties at the address listed below:

If to Seller:	Avigen, Inc.
1301 Harbor Bay Parkway
Alameda, California 94502
Attention: Michael D. Coffee,
Chief Business Officer

With a required copy to:	Avigen, Inc.
1301 Harbor Bay Parkway
Alameda, California 94502
Attention: Christina Thomson, Esq.,
VP and Corporate Counsel

If to Buyer:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, Illinois 60015
Attention: General Counsel

and	Baxter International Incorporated
One Baxter Parkway
Deerfield, Illinois 60015
Attention: General Counsel

With a required copy to:	Baxter Healthcare S.A.
Hertistrasse 2,
8304 Wallisellen,
Switzerland
Attention: Corporate Counsel

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      9.9. Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

      9.10. Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      9.11. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.12. Further Assurances.

      (a) On and after the Closing Date, each party shall, and shall cause its respective Affiliates to, execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party from time to time to fully effectuate the transfer of the Acquired Assets to Buyer in accordance with the terms of this Agreement (including the execution of Intellectual Property Acquisition Agreements in recordable form with respect to the Transferred Intellectual Property).

      (b) If Seller identifies after the Closing Date any additional Contracts used primarily in or held primarily for the Business, then Seller shall use good-faith reasonable efforts to assign (to the extent permitted by the Contract) such Contract to Buyer, and if Buyer agrees in writing that it accepts such assignment, such Contract shall be deemed listed in Schedule 4.11 ({*}) and deemed listed in the Assignment and Assumption Agreement (or a new version of the Assignment and Assumption Agreement will be executed between the Parties to reflect when the new Contract was identified and the date of its assignment) and if successfully assigned to Buyer (or the benefits of the Contract otherwise successfully extended to Buyer) the remedy provided in this sentence will be the sole remedy for the prior omission of the Contract, provided that it was not material to the Business.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      9.13. No Public Announcement. Other than the press release set forth in Exhibit C, which Seller shall be entitled to release upon signing of this Agreement and on the Closing Date, no party to this Agreement shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable requirements of Law, in which case the other parties shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and U.S. Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

      9.14. Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

[Signature Page Follows]

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature Page to Asset Purchase Agreement]

     THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:	SELLER:

BAXTER HEALTHCARE	AVIGEN, INC.
CORPORARTION

/s/ Joy A. Amundson	/s/ Kenneth G. Chahine
By: Joy A. Amundson	By: Kenneth G. Chahine
Its: CVP, President BioScience	Its: President and Chief Executive
Officer

BAXTER INTERNATIONAL, INC.

/s/ Joy A. Amundson
By: Joy A. Amundson
Its: CVP, President BioScience

BAXTER HEALTHCARE S.A.

/s/ Ignacio Martinez
By: Ignacio Martinez
Its: Corporate Counsel

/s/ Rebecca Binggeli
By: Rebecca Binggeli
Its: Director of Tax, Europe

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A – Form of Assignment and Assumption and Bill of Sale
Exhibit B – Form of Assignments in Recordable Form
Exhibit C – Press Releases
Exhibit D – Letter of Transfer

Schedule 1.0 – Table of Definitions
Schedule 1.1 – Acquired Assets
Schedule 1.2 – Excluded Assets
Schedule 2.2 – Allocation of Purchase Price
Schedule 4.3 – Third Party Consents
Schedule 4.5 – Licenses and Permits
Schedule 4.7(b) – Recalls; Adverse Events; Governmental Authorities
Schedule 4.11 – Contracts
Schedule 4.12 – Financing Statements
Schedule 4.13 – Intellectual Property

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION
AND BILL OF SALE

BILL OF SALE
AND
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of December, 2008 (the “Effective Date”), by and among Avigen, Inc., a Delaware corporation (“Seller”), and Baxter Healthcare Corporation, a Delaware corporation (“BHC”), Baxter International Inc., a Delaware corporation (“BII”), and Baxter Healthcare S.A., a Swiss Corporation (“BHSA”). BHC, BII and BHSA are individually and collectively referred to herein as “Buyer”.

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer has purchased certain assets of Seller;

WHEREAS, the Asset Purchase Agreement provides for, among other things, the transfer and sale to Buyer of certain assets of Seller, all as more fully described in the Purchase Agreement, for consideration in the amount and upon the terms provided in the Purchase Agreement;

WHEREAS, by this instrument Seller is vesting in Buyer all of the properties, assets and rights of Seller hereinafter described; and

WHEREAS, pursuant to the Purchase Agreement, Seller has further agreed to assign certain rights and agreements to Buyer, and Buyer has agreed to assume certain obligations of Seller, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Bill of Sale. Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, remise, release, and confirm, effective as of 12:01 a.m. Seller’s local time on December __, 2008 (the “Effective Time”), all of Seller’s right, title and interest, of every nature and description, in and to the Acquired Assets, wherever located. To have and to hold all of the Acquired Assets unto Buyer, its successors and permitted assigns forever, to its and their own use forever.

3. Assignment and Assumption. Seller does hereby assign, sell, transfer and set over (collectively, the “Assignment”) to Buyer, as of the Effective Time, all of Seller’s right, title, benefit, privileges and interest in and to, and all of Seller’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Buyer does hereby accept the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Seller to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities. Buyer hereby assumes the Assumed Liabilities. Buyer assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Seller.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4. Successors and Assigns; No Third Party Beneficiaries. This Agreement is executed by Seller and shall be binding upon it and its successors and assigns, for the uses and purposes set forth above and referred to herein, effective immediately upon its delivery to Buyer. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than Buyer and its successors and permitted assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions, promises or agreements hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Buyer and its successors and permitted assigns.

5. Purchase Agreement Conflict. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. Without limiting the generality of the foregoing, the assignment of any contract within the Acquired Assets is subject to Section 1.7 of the Purchase Agreement and nothing in this Agreement alters such Section 1.7.

6. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

7. Counterparts; Facsimile. This Agreement may be executed in one or more original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart hereof.

8. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

[Signature Page Follows]

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature Page to Bill of Sale and Assignment and Assumption Agreement]

     THEREFORE, the parties hereto have executed, or caused this Bill of Sale and Assignment and Assumption Agreement to be executed by their duly authorized representatives, as of the date first written above.

BAXTER HEALTHCARE CORPORARTION	AVIGEN, INC.

By:	By:
Its:	Its:

BAXTER INTERNATIONAL INC.

By:
Its:

BAXTER HEALTHCARE S.A.

By:
Its:

By:
Its:

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF ASSIGNMENTS IN RECORDABLE FORM

PATENT ASSIGNMENT

     THIS PATENT ASSIGNMENT (“Assignment”) is made and entered into as of this __ day of December, 2008 (“Effective Date”), by and among Baxter International Inc., a Delaware corporation (“BII”), Baxter Healthcare S.A., a Swiss corporation (“BHSA” and, together with BII, “Assignee”) and Avigen, Inc., a Delaware corporation (“Assignor”).

     WHEREAS, Assignee and Baxter Healthcare Corporation (collectively “Buyer”) and Assignor have entered into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Assignor agreed, inter alia, to assign to Buyer certain assets relating to the Business (as such term is defined in the Purchase Agreement, including those [United States and foreign patents and patent applications] identified and set forth on Schedule A (collectively, the “Patents”); and

     WHEREAS, pursuant to the Purchase Agreement, Assignee wishes to acquire and Assignor wishes to assign to Assignee all of Assignor’s right, title and interest in and to the Patents and the inventions covered thereby.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and sets over to Assignee: (i) its rights, title and interests in and to the Patents, including any ownership interests Assignor may have or claim to have in the Patents, and any other rights or interests Assignor may have or claim to have in the Patents, including any continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including the subject matter of all claims which may be obtained therefrom for Assignee’s own use and enjoyment and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made; together with (ii) all income, royalties, damages or payments due or payable from and after the Effective Date, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Patents, with the right to sue for, and collect the same for Assignee’s own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

     This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     To the extent any provision herein is inconsistent with the Purchase Agreement, the provisions of the Purchase Agreement shall control.

[Signature Page Follows]

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature Page to Patent Assignment]

     IN TESTIMONY WHEREOF, the Assignor and Assignee have caused this Assignment to be signed and executed by the undersigned officers thereunto duly authorized this __ day of December, 2008.

BAXTER INTERNATIONAL INC.	AVIGEN, INC.

By:	By:

Name:	Name:

Title:	Title:

BAXTER HEALTHCARE S.A.

By:

Name:

Title:

By:

Name:

Title:

Remainder of Signature Page Left Blank Intentionally

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

STATE OF	)
COUNTY OF	)	ss.

     On this __________day of ________________, 2008, there appeared before me _______________________, personally known to me, who acknowledged that __he signed the foregoing Assignment and his/her voluntary act and deed on behalf and with full authority of _____________________________.

Notary Public

STATE OF	)
COUNTY OF	)	ss.

     On this __________day of ________________, 2008, there appeared before me _______________________, personally known to me, who acknowledged that __he signed the foregoing Assignment and his/her voluntary act and deed on behalf and with full authority of _____________________________.

Notary Public

STATE OF	)
COUNTY OF	)	ss.

     On this __________day of ________________, 2008, there appeared before me _______________________, personally known to me, who acknowledged that __he signed the foregoing Assignment and his/her voluntary act and deed on behalf and with full authority of _____________________________.

Notary Public

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

PRESS RELEASE

Avigen Sells Early Stage Research Program in Hemophilia to Baxter

Alameda, CA, December 17, 2008 – Avigen, Inc. (Nasdaq: AVGN), a biopharmaceutical company, announced today that the company has sold the rights to its early stage blood coagulation compound, AV513, to Baxter Healthcare Corporation, a global leader in hemophilia therapy, for $7 million. Baxter acquired all rights to AV513, a compound poised for clinical research that has been shown to improve blood coagulation in preclinical models for hemophilia. Avigen has been developing AV513 as an oral therapy to treat patients with bleeding disorders, including hemophilia A.

“The sale of AV513 is an example of building value in a product that is differentiated from current therapies, and bringing it to a valuation point that generated a positive return on investment,” said Kenneth Chahine, Ph.D., J.D., Avigen's president and chief executive officer. “Our team identified AV513 as a drug candidate with a novel approach for treating hemophilia and other bleeding disorders, and which offered strong IP potential in a target patient population with an unmet need. Because it was outside our neurology focus, it was our goal to follow a reasonable budget to establish AV513’s value, and then move it to a better-resourced company with the expertise to develop a safe and effective therapy.”

“This technology acquisition supports Baxter’s efforts to research the application of novel technologies that will pioneer the next generation of hemophilia therapies,” said Hartmut Ehrlich, M.D., vice president of global BioScience research and development for Baxter.

“Looking ahead, our objective is to identify opportunities that represent significant potential value for patients, while balancing our investment of resources and development risk in order to provide a significant and timely return to shareholders. Along these lines, we are also in the process of partnering AV411, our non-opioid glial-attenuator product for neuropathic pain and drug addiction,” continued Chahine.

AV513 was first identified in 2004 by Avigen’s vice president of Research and Development, Kirk Johnson, Ph.D., and colleagues, seeking an existing molecule with strategic characteristics for providing an alternative delivery approach for hemophilia therapies. Pre-clinical efficacy data in hemophilic mice was first published in 2006 in the medical journal Thrombosis & Haemostasis. Efficacy data from the study of an oral form of AV513 in other hemophilia A preclinical models was published in the journal Blood in 2007. Most recently, an in vitro study on AV513 pro-coagulant efficacy in the donated blood of human hemophilia patients was presented at the American Society of Hemophilia meeting in San Francisco on December 9th.

About AV513

AV513 is a drug candidate derived from a specific seaweed enriched for a particular type of non-anticoagulant sulfated polysaccharide denoted fucoidan, which has been shown to boost blood coagulation. Laboratory and preclinical studies indicated AV513’s novel mechanism of action might improve the physiological “spark” for normal blood clot initiation by reducing natural anti-coagulation at local sites of bleeding and thereby allows more normal hemostasis, or clotting. Preclinical in vitro and in vivo studies indicate that AV513 has potential stand-alone utility and might act as an adjunctive or supplementary agent to boost clotting efficiency in combination with Factor VIII or Factor IX, the standard treatments for hemophilia A and B, respectively.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Avigen

Avigen is a biopharmaceutical company focused on identifying and developing differentiated products to treat patients with serious neurological disorders. Avigen's strategy is to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders. Avigen is currently developing AV411 for neuropathic pain, and, in collaboration with the National Institute on Drug Abuse, for opioid withdrawal and methamphetamine addiction. For more information about Avigen, consult the company's website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s strategy, objectives and plans to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that Avigen will not be able to acquire or develop such opportunities due to monetary, intellectual property, technological or other constraints. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Annual Report on Form 10-K for the year ended December 31, 2007, under the caption "Risk Factors" in Item 1A of Part I of that report which was filed with the SEC on March 17, 2008 and Avigen’s quarterly report on Form 10-Q for the period ended September 30, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on November 10, 2008.

CONTACT:
Michael Coffee, Chief Business Officer
Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502
510-748-7376
ir@avigen.com
www.avigen.com

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.0

TABLE OF DEFINITIONS

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquisition Agreements” means this Agreement, the Assignment and Assumption and Bill of Sale and all other agreements executed in connection with this Agreement and in connection with Closing in the forms attached to this Agreement as Exhibits as of the Effective Date.

“Affiliate” and “Affiliates” has the meaning set forth in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assigned Contract” has the meaning set forth in Section 4.11.

“Assignment and Assumption and Bill of Sale” has the meaning set forth in Section 7.1(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“AV513” means that certain botanical drug comprising a particular type of non-anticoagulant sulfated polysaccharides, fucoidan (which is extracted from brown seaweed), that is under development by Seller.

“BHC” has the meaning set forth in the preamble to this Agreement.

“BHSA” has the meaning set forth in the preamble to this Agreement.

“BII” has the meaning set forth in the preamble to this Agreement.

“Books and Records” means

     (a) all Medical and Regulatory Information;

     (b) all other books, records, files, drawings, bills of material, product specifications, and advertising materials (but excluding correspondence not referred to in (c));

     (c) material correspondence with consultants (including any reports from such consultants), customers, suppliers, patient advocacy groups, clinical advisory boards and regulators, formal legal opinions with respect to Transferred Intellectual Property from outside counsel, and formal legal memoranda from outside counsel with respect to Transferred Intellectual Property;

     (d) laboratory notes, Invention Records, adverse experience reports and files, supplier lists, business plans and

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (e) manufacturing standard operating procedures and quality assurance and control records;

     including each of the foregoing (a)-(e) whether in hard copy, magnetic or electronic form and solely to the extent with respect to the Business. In connection with such limitation “to the extent with respect to the Business,” if there is documentation (whether in hard copy, magnetic, or electronic form) that also contains content that is not with respect to the Business, then Seller shall be entitled to provide redacted copies of such documentation as needed to remove or blacken the content that is not with respect to the Business.

“Business” has the meaning set forth in the recitals of this Agreement.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Closing” has the meaning set forth in the first sentence of Article III of this Agreement.

“Closing Date” has the meaning set forth in Article III of this Agreement.

“Competitor” means {*}.

“Confidential Information” has the meaning set forth in Section 6.1.

“Contract” means any agreement, contract and commitment, written or oral, relating to the Business to which Seller is a party or by which Seller, or any of its properties within the Acquired Assets or the Business, is bound, excluding confidentiality agreements to discuss transactions that were alternatives to the transactions contemplated in this Agreement.

“Copyrights” means U.S. and foreign registered and unregistered copyrighted or copyrightable works, pending applications to register the same, and all rights in or with respect to any of the foregoing.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Laws” means all laws relating to hazardous waste, infectious medical and radioactive waste, and other environmental matters, including, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act and the Comprehensive Environmental Response Compensation and Liability Act, and any regulations issued thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2 hereof.

“Excluded Liabilities” has the meaning set forth in Section 1.3 hereof.

“FDA” has the meaning set forth in Section 4.7(b) hereof.

“Field” shall mean {*}.

“Gene Therapy” shall mean the insertion of nucleic acid comprising the sequence of a gene or genome into a chromosome in an individual’s cells to treat or prevent a disease or the replacement of a defective mutant allele with a functional one, regardless of whether accomplished in vivo or ex vivo.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Governmental Approval” and “Governmental Approvals” have the meanings set forth in Section 4.3(a) hereof.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or foreign country, or any county, jurisdiction, municipality or other political subdivision thereof or any other supranational organization of sovereign states.

“IND” shall mean an investigational new drug application.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Intellectual Property” means Copyrights, Patents and Trademarks, and all rights to sue, counterclaim and to collect damages and payments for claims of past, present and future infringement, misappropriation or other violation thereof.

“Invention Records” means all invention disclosures shown in the records maintained by Seller in the normal course of business.

{*}.

“Know-How” means confidential or proprietary ideas, trade secrets, technical knowledge or designs, concepts, methods, processes, proprietary materials, unpatented inventions (whether patentable or not) other than Invention Records, improvements, know-how, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information that provides the owner with a competitive advantage and all rights in or with respect to any of the foregoing.

“Knowledge” means {*}.

“Law” or “Laws” means any and all foreign, federal, state, and local statutes, codes, licensing requirements, ordinances, laws, rules, regulations, decrees or orders of any foreign, federal, state or local government and any other Governmental Authority including, without limitation, all Environmental Laws and any judgment, decision, decree or order of any court or Governmental Authority.

“Letter of Intent” means that certain Non-Binding Letter of Intent between Buyer and Seller dated November 6, 2008.

“License” or “Licenses” means any licenses, permits, consents, approvals, authorizations, registrations, qualifications, and certifications, in each of the foregoing cases, of any Governmental Authority.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Lien” or “Liens” means any lien, claim, security interest, mortgage, pledge, restriction, covenant, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

“Loss” or “Losses” means losses, damages, liabilities, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties, amounts paid in settlement and expenses (including, without limitation, reasonable attorneys’ fees, which shall exclude the costs of in-house legal counsel and staff).

“Materials” means all finished goods inventories of Product and all other inventories of materials for Product including clinical materials, raw materials, work in process, samples and supplies, wherever located to the extent of Seller’s rights in them as of the Effective Date.

“Medical and Regulatory Information” means all in vitro, animal and human pre-clinical and clinical studies and reports, reports of any assay testing, results of any pharmacokinetic, toxicity and stability tests, adverse experience reports, all data generated by outside parties (including investigators) with whom Seller has engaged in the conduct of the development of the Product and any other correspondence with any Governmental Authority relating to the Product; all of the foregoing to the extent of Seller’s rights in them.

“NASPs” has the meaning given in Recital A.

“Patents” means U.S. and foreign patents and patent applications (including provisional applications), including any continuations, continuations-in-part, re examinations, extensions, divisions, renewals, reissues, patent term extensions, supplementary protection certificates and later filed foreign counterparts thereto and all rights in or with respect to any of the foregoing.

“Period” means {*} from the Closing Date.

“Product” means the product being developed by Seller commonly referred to as “AV513,” as it is formulated as of the Closing Date.

“Product Registration” or “Product Registrations” means in each case relating to the Products or the Business, (a) all new drug applications, supplemental new drug applications, and foreign drug and product applications and registrations, (b) any amendments, supplements, or filings or communications with Governmental Authorities in connection with each of the foregoing categories, (c) Medical and Regulatory Information, and (d) Regulatory Approvals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Regulatory Approval” or “Regulatory Approvals” means the written approval of every Governmental Authority required for the manufacture, marketing, and sale of the Product in such Governmental Authority’s country or countries as well as any pricing and reimbursement approvals required prior to the commencement of commercial sales of Products in such country or countries.

“Retained Contract” has the meaning set forth in Section 4.11.

“Seller” has the meaning set forth in the preamble to this Agreement.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Seller License” or “Seller Licenses” has the meaning set forth in Section 4.5.

“Seller Material Adverse Effect” means any event, circumstance or condition occurring after the Effective Date {*} which directly (but not solely or exclusively) relates to Seller or any Acquired Asset that individually or in the aggregate with all other events, circumstances and conditions occurring after the Effective Date and not announced before such time is reasonably expected to be materially adverse to: (a) the {*} of the Acquired Assets or (b) Seller’s ability to {*}; provided, however, that “Seller Material Adverse Effect” shall not include {*}. Buyer acknowledges and agrees that employee departures from Seller in view of the already-announced layoff will not be considered a Seller Material Adverse Effect.

“Taxes” means all taxes of any type or nature whatsoever, including without limitation, income, gross receipts, excise, franchise, property, withholding, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon.

“Tech Transfer Period” has the meaning set forth in Section 6.3(a).

“Tech Transfer Process” has the meaning set forth in Section 6.3(a).

“Territory” means the world.

“Third Party” means any entity other than Seller, Buyer, or an Affiliate of either of them.

“Third Party Claim” means any action, suit, proceeding, claim or demand by or brought by a Third Party.

“Third Party Consent” or “Third Party Consents” has the meaning set forth in Section 4.3.

“Trademarks” means U.S., state and foreign trademarks, service marks, logos, slogans, trade dress, trade names, and other designations of origin, including all goodwill associated therewith and symbolized thereby, and any common law rights, registrations and applications to register the foregoing, and all rights in or with respect to the foregoing.

“Transferred Know-How” means the Know-How that is listed on the Transferred Know-How List.

“Transferred Know-How Category” means all Know-How owned, controlled, or used by Seller or its Affiliates that has been primarily used or primarily held for use (a) in the Business or (b) in the research, development or manufacture of the Product, including:

       (1) the manufacturing process for AV513 as currently manufactured (to the extent proprietary to Seller, and, to avoid doubt, not individual steps in such process to the extent applied outside of AV513 or NASP manufacture);

       (2) the preclinical data that has been generated by or for Avigen before the Closing Date with respect to NASPs within the scope of the Transferred Intellectual Property to treat disorders in the Field.

“Transferred Know-How List” has the meaning set forth in Section 6.3.

“Transferred Intellectual Property” has the meaning set forth in Section 4.13.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.1

Acquired Assets

Seller’s entire right, title and interest as of the Effective Date in and to each of the following which, collectively, reflect all assets primarily used in or primarily held for the benefit of the Business:

1.	each of Seller’s rights, claims or causes of action accrued or accruing after the Closing Date under the Assigned Contracts;

2.	all Medical and Regulatory Information;

3.	all Books and Records;

4.	all Transferred Intellectual Property;

5.	the Transferred Know-How;

6.	all Materials and all rights accruing after the Closing Date under Assigned Contracts against manufacturers or suppliers of any of the Materials;

7.	all Seller Licenses;

8.	all goodwill directly associated exclusively with the Acquired Assets or the Business, including all goodwill associated with the Transferred Intellectual Property;

9.	Buyer’s allocable share of any refunds of any Tax of a type and for a period described in the final two sentences of Section 4.10; with Buyer’s share of any such refund to be determined accordance with the principles in the final two sentences of Section 4.10.

10.	The IND that Seller has compiled but not filed prior to the Closing.

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.2
Excluded Assets

1.	All real property.

2.	All equipment (including manufacturing equipment), fixtures and furniture.

3.	All documents other than those described in Schedule 1.1.

4.	All cash and cash equivalents.

5.	All causes of action for breach of any Contracts occurring prior to the Closing Date.

6.	All agreements with employees who did prior to the Closing Date operate the Business.

7.	All rights that Seller may have now or in the future in connection with, under, or as a result of its agreement with Genzyme announced in December 2005.

8.	All correspondence not included in the “Books and Records” definition.

9.	Any refund of Taxes relating to the ownership or operation of the Acquired Assets or the conduct of the Business prior to the Closing, including Seller’s allocable share of any refunds of any Tax of a type and for a period described in the final two sentences of Section 4.10; with Seller’s share of any such refund to be determined in accordance with the principles set out in the final two sentences of Section 4.10.

10.	Patent application number 60/634,321, filed December 6, 2004, entitled “Non-anticoagulant Sulfated Polysaccharides (NASPs) for the Treatment of Neuropathic Pain.”

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Statement Regarding Omitted Schedules

Pursuant to Regulation S-K Item 601(b)(2), the following briefly describes all omitted schedules. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 2.2:	Allocation of Purchase Price – description of how purchase price is allocated among Acquired Assets
Schedule 4.3:	Third Party Consents – list of parties from whom consent is required to transfer the Acquired Assets
Schedule 4.5:	Licenses and Permits – list of license and permits required in connection with the transfer of the Acquired Assets
Schedule 4.7(b):	Recalls; Adverse Events; Governmental Authorities – list of any recalls or adverse events related to the Acquired Assets; list of governmental agencies exercising any authority over the Acquired Assets
Schedule 4.11:	Contracts – list of all Contracts
Schedule 4.12:	Financing Statements – list of all financing statement under the UCC
Schedule 4.13:	Intellectual Property – list of all the Transferred Intellectual Property

{*} = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.